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Commission File No. 000-22007

On July 22, 2005, Amegy Bancorporation, Inc. held a conference call. The transcript follows:

AMEGY BANK

Moderator: Sarah Peterson

July 22, 2005

10:30 am CT

Operator:	Good morning. My name is (Marianne). And I will be your conference facilitator today.

At this time I would like to welcome everyone to the Amegy Bank of Texas Second Quarter conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. I would now like to turn the call over to Sara Peterson, Senior Vice President. Ms. Peterson you may begin.

Sarah Peterson:	Thank you (Marianne). Good morning.

We’re beginning the conference call about the 2005 Second Quarter earnings of Amegy Bank Corporation, (Paradigm) of Amegy Bank. This call is also being broadcast Live over our Investor Relations Section of our website at www.amegybank.com. The replay of today’s call will be made available as soon as the transcript of the call is filed.

Also internet participants can submit questions during the call by putting an email to live@amegybank.com. There are also as the Operator indicated will be a regular question and answer session following (Randy)’s remarks.

As always I would like to remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve known and unknown risks and uncertainties and other factors that may cause actual results to be materially different from our current expectations, performance, or achievements.

Additional information concerning these factors can be found in the closing paragraphs of our press release and the annual report of Form 10-K.

The members of our Management Team that will be with us today are Paul Murphy, CEO, Scott McLean, President, and Randy Meyer, our Chief Financial Officer.

I’d also like to note that the press release contains legal notification of our proposed merger transaction.

Paul.

Paul Murphy:	Good morning and welcome to our call.

As you know on July the 6th we announced our plans to enter into a new partnership with Zions Bancorporation. Since the announcement I’ve been delighted really with our customers’ reaction, the professionalism, and the enthusiasm of our employees who like always have really risen to the occasion. The staff’s just been terrific.

It’s been particularly gratifying to see us realize several significant new business wins since the announcement. I think it bears repeating a few of the key questions people are asking. “Why are you merging and joining forces with Zions? Has your stand alone option played out?” Well I think the answer is simple. I think our shareholders’ interest will be optimized by merging with Zions.

Reflecting on our long term success and in light of this quarter’s results, which Randy will go over with you in a few moments, we had a very good option to continue stand alone. Some long term themes are obvious however. The first is competition. We’re used to competing and we know how to operate in a competitive environment. Our core growth is excellent. Loans, deposits, fee income, all good and the pipeline is attractive. Our asset quality has never been better and the outlook we believe is for this trend to continue.

I was visiting with one of our senior credit officers this week and he commented that his opinion based on the four years he’s been here our credit outlook has never been better.

Our team is experienced, capable, and engaged. However expense structure and net interest margin management were two areas where we face challenges.

As you know we’ve been confronted with a declining net interest margin due to a flattening yield curve, an industry wide issue, and in part due over the last three quarters to the debt incurred to finance our acquisitions.

I believe Zions has an outstanding track record of managing the net interest margin and I believe we can benefit from our relationship with them in this very material area. We’re aware of the expense base necessary to continue to build out products and services for an $8 million or $10 million or even a $15 billion bank.

In a long term increasingly competitive environment it makes sense to create the lowest cost platform. Joining Zions will enable us to realize efficiencies as we share expenses over a broader base. Zions clearly expects us to continue to build out the franchise in Texas. Our goal of becoming the state champ is very much alive and well.

In summary we’ll have a material positive impact on our cost structure. We’ll maintain the economy and culture necessary to continue our growth. In my opinion the merger is the best of both worlds.

From my vantage point there could not have been a better partner than Zions. And we all look forward to being part of their collection of great banks. What has disappointed me a bit in the last few weeks has been some disinformation and inaccurate information out in the market. I want to set the record straight on a few key points.

The process our Board conducted was designed to achieve the best value for our shareholders. I’m certain that the process was thorough and complete. I can assure you that our shareholders’ interest was the sole consideration in the mind of our Directors, many of whom are material shareholders, our Board owns 9% of the company. The fact that there was a process clearly demonstrates that shareholder interests are foremost in my mind and the Board.

The process included soliciting interest of a number of potential partners, conducting a process and providing all the potential merger partners with the same information, a thorough review of the proposals at a number of Board Committee and Board meetings of course consultation with financial and legal advisors.

When we embarked on this endeavor to review all of our options we of course wanted to be well represented. We engaged Goldman Sachs, one of the leading investment banking firms for financial institutions, and Sullivan Cromwell, one of the most respected M&A law firms in the country.

With their expert advice we designed and conducted a process that was fair. At the end of the process we engaged (Sandler O’Neill) for a third party fairness opinion which has now been completed.

While I cannot go into the specifics of the negotiations or provide information that is the pervue of the proxy, I can say that the Board was intent on providing best outcome for shareholders and that the Board considered all issues that it deemed necessary to ensure this outcome.

So what about this higher bid?

There were two finalists. It was a horse race. Both of the proposals consisted predominantly of stock. In evaluating the proposals, the Amegy Board therefore took into account its view as to the value of each proposal, and the anticipated closing date which is estimated to be four to six months from the day of the merger agreement, and now we anticipate will be in early December.

Based on the average stock price during the week prior to the decision the difference between the two final bids was 61 Cents or 2.6%. This difference included Zions’ willingness in support of the negotiation for Amegy to increase each of its dividend payments by 8 Cents per share in the two quarters prior to closing thereby bringing Amegy’s dividend yield more in line with Zions.

After conducting thorough reverse due diligence, our Board knew that Zions anticipated reporting a strong second quarter. Our Board viewed at that time was that the earnings momentum is likely to carry over into the second half of 2005. Consequently I think it’s fair to say that the Board viewed the Zions offer as financially superior.

Based on the earnings growth and momentum at Zions, the attractive footprint, the strong analyst ratings, very health capital ratios, numerous other factors, and what the Board perceived as Amegy’s ability to contribute significantly to the future of the company, the unanimous decision was made to partner with Zions.

I’ve been asked by several of you if Amegy’s management received employment contracts from Zions. And the answer is yes. Our contracts are consistent with the arrangements frequently used in merger agreements. We had indications from the other finalists that the management would have received similar or superior contracts from them as well.

It’s been reported that shareholder lawsuits have been filed against the company. As of this date that’s not true. We know of no legal action and we do not believe there’s a legitimate basis for litigation in view of the fact that the process was conducted to promote shareholder’s best interest.

In summary I’m highly confident that after reviewing the proxy and understanding all the facts our shareholders will agree with the Board’s recommendation and approve the transaction.

Zions reported a great second quarter. And we’re pleased with the Amegy quarter. We’re very much looking forward to a new chapter in support of Zions.

Scott McLean will lead the integration process from our side and he’s already been at extensive discussions on how that would go. I’ve asked him to give a top line description and to update you on our business development activities.

Scott.

Scott McLean:	Thank you Paul. This has been a fast paced quarter not only as it relates to our announced merger with Zions but also it’s - in the sense of business development.

First I want to touch on our business results during the quarter because our bankers have not taken their eye off the ball. Our core business development growth continues to a strong momentum. Let me be a bit more specific.

First our increase focused on deposits which we talked about extensively in our first quarter call resulted in nice growth during the quarter where we have seen an acceleration in new account openings as well. The general progress on the deposit side is largely a function of quite simply much more intense daily focus on deposit generation. Loans also have increased nicely since the fourth quarter. Recall that we had an 18 month period of the highest loan growth in the company’s history.

So link quarter comparisons will continue to be a bit lumpy. Our mix of new business for the first half of the year here is approximately 50%; community banking which I would describe as retail loans, private bank lending loans, small business, commercial, middle market.

Thirty percent of our new businesses come from real estate banking activities, and 15% to 20% on the corporate side. With a pipeline that is strong in all areas including in those will increase in small business lending as a result of adding five new small business lenders over the last six to eight months.

Another bright spot continues to be investment services which - where revenue is up 30% year-to-date and includes especially strong growth in foreign exchange and retirement services. Both of which have more than doubled their revenue compared to this quarter last year with continued steady growth in wealth management as well.

We also closed our first two interest rate Hedges for clients totaling $320,000 in fees in June. We’re excited about adding this new product and it should be a nice addition to our revenue production going forward. Again we have no opening exposure. These are just simply client related Hedges that we’re putting on.

I also would like to take a moment to welcome two new teams in Dallas to our company. First we had a team of four energy bankers headed by (Tim Merrill) join us; (Tim) and his group including (Don Drake), (Larry Tarrant), and (Star Hassy) have been with us a month and are already closing transactions.

In addition our new real estate lenders which I commented on in our first quarter call (Brandon Bloodsow) and (Lindsay Jones) have posted new loan production of approximately $70 million in the first quarter of their time with us. The pipeline of both these groups looks very strong and we’re delighted to have them as part of our team.

Switching gears for a minute Paul has asked that I give you an update on the integration process with Zions. Our integration teams have been formed and work has begun. First of all we’re clearly focused on achieving the announced merger savings goal.

For example the Bank as you know has always maintained a very active list of projects, developmental projects on the technology side. And we’re stopping all of those development projects until we determine where these fit into the new organization.

Clearly there are functions that we will consolidate to other Zion operating groups. However because of the strength of some of our operating platforms the potential does exist for some of these platforms to support some of Zions’ functions as well. Obviously we will be looking at what makes sense and what is the most cost efficient.

On the business development side of the integration while there are no revenue synergies built into the merger models there are some products like Zions’ net deposit imaging product that we hope to bring here before the merger is signed.

Likewise there are opportunities where we may be able to provide to the greater Zions organization such as foreign exchange, some of our Treasury products, or perhaps some of our expertise in the energy field to name a few.

Finally we’re gratified to see that our customers are very comfortable with the merger. Most have wanted to know if their bankers would still be here. The answer is yes.

And wanted to know decisions about their business would be made here. And again the answer is yes. I would hate to say it’s been a nonevent because it certainly has been a big event to us and our employees. But to our customers once we tell them who Zions is and it’s track record, they are fine.

Perhaps the treasurer of an independent drilling company said it best in an email to his relationship manager, “I read the press release and immediately thought best of both worlds, capital with economy. It sounds like a great opportunity.” All and all I believe it’s been a good quarter and as our officers tell us the pipeline and outlook are solid.

And with that let me turn it over to Randy.

Randy Meyer:	Thanks, and I’d like to add my welcome to the Second Quarter 2005 conference call. As Paul mentioned the merger with Zions Bancorporation will blend together two successful organizations that share the same core values, two strong sales cultures, a conviction that asset quality is job number one for any banking company, a commitment to customer service throughout all levels of the organization and a belief that banking is essentially a local business; good people with the proper levels of authority making loan and customer decisions locally. The same team that brought you the Amegy success story is still in place and is ready to provide the same level of energy and commitment to continuing our growth story in the state of Texas.

And now let me discuss the financials. For the quarter net income was $19.2 million, or an 18% increase over the prior year and a 13% increase on a linked quarter basis.

Earnings per fully diluted share were 27 cents, which is a 13% increase versus the linked quarter. There are several items that are noteworthy for the quarter. On the expense side merger related expenses were approximately $759,000 and name change expenses were approximately $1.7 million, both pre-tax.

On the revenue side we recorded pre-tax gains on one of our private equity investments of approximately $3.8 million, pre-tax. This gain was primarily related to the successful initial public offering of one of the portfolio company investments made through one of our investment partnerships.

On a cents per share basis the merger and name change expenses account for approximately 2.2 cents per fully diluted share and the gain from the private equity investment accounts for approximately 3.5 cents per fully diluted share.

Return on assets for the quarter was 1% and return on equity was 12.88%.

I’d like to do a quick walk down the income statement to assist you in an understanding of the drivers of the performance. Net interest income increased by $184,000 on a linked quarter basis. The taxable equivalent net interest margin declined at 3.77% during the quarter, reflecting the continuing challenge facing the industry from the flat yield curve.

Growth and earning assets during the quarter was funded primarily by growth in customer related commercial time deposits, while reliance on wholesale funding decreased.

The taxable equivalent yield on the loan portfolio increased by 32 basis points, while the taxable equivalent yield on the securities portfolio declined by 3 basis points, on average, for the quarter.

The cost of funds with demand accounts increased by 31 basis points during the quarter, reflecting the rising rate environment and the need to pass on market rate increases to customers.

Increases in net interest income from increased earning asset volumes and yields and one additional day during the quarter offset the increases in interest expense due to rate changes, resulting in $184,000 increase in net interest income.

The provision for credit losses was $1.5 million, with approximately the same level as net charge-offs for the quarter.

Non-interest income was $31.6 million. Service charge income was $10.7 million, or down 6% from the linked quarter. Breaking this down a little further, service charges were once again negatively affected by the increase in the earnings credit rate. We used a 90 day Treasury bill rate which increased 35 basis points during the quarter, resulting in higher earnings credit being given to commercial DDA accounts to offset service charges.

One of the key metrics that we followed – that we tracked – is the volume process through our lockbox unit. Here both volumes and revenues are up over 50% versus a year ago and we continue to have a good flow of new treasury management appointments in both our Houston and Dallas operation centers and are pleased with the quality and the volumes of activity there.

NSF charges reversed the downward trend last quarter and were up over the prior quarter and more in line with the growth trend of recent quarters.

Investment Services Group had another record quarter with fee income from this group up 29% on a linked quarter basis. The Foreign Exchange Group had an exceptional performance with income up by 54% as compared to last quarter. And the Trust and Retirement Service Group also showed solid results. And the other fee income category, the Factoring Group, had a strong quarter as did the Loans Syndications Group.

Other operating income is where the gains are recognized from the private equity investments are recorded that I mentioned previously. (Unintelligible) increased through the purchase of additional insurance coverage. When you do your linked quarter comparison, please remember that the first quarter – at the end of the first quarter we recognized approximately $2 million in pre-tax gains from the sale of the downtown Houston drive-in facility and the sale of our interest in the Pulse assets.

Non-interest expenses were $66.3 million, an increase of 3.3% on a linked quarter basis. We continue to focus our efforts on managing employment costs. They were essentially flat on a quarterly comparison, increasing only $10,000 from the first quarter to the second. Occupancy expenses were essentially flat from the first quarter, as well.

The ‘Other’ expense category is where the increase in expenditure levels was recognized. Of the $1.9 million increase in this category, approximately $1.4 million of that increase resulted from an increase in the write down of ORE assets and the recognition of other loan-related expenses.

Excluding these expenses, which I consider to be more credit related than operating, the level of operating expenses was essentially flat quarter to quarter.

The taxable efficiency ratio was 67%. Name change expenses were $1.7 million and merger related expenses were $759,000, as I mentioned. In both of these categories we should have experienced the majority of these expenses so, going forward, the run rate should be lower.

The effective tax rate for the quarter was 26.8% and reflected the recognition of tax credits of $450,000 received during the quarter.

Loans held for investment grew at an annualized rate of 10% on the period in comparison to the first quarter.

New commitment bookings were in line with our historical patterns and about 7% higher than the first quarter of last year.

Growth in the loan portfolio was balanced among the lending groups and the composition of the portfolio did not change significantly during the quarter. 68% of the portfolio was adjustable rate and 32% is fixed, so not much change from our prior quarters. In the fixed rate portfolio, approximately 58% of the outstandings have maturities of five years or less.

We reported in the last quarter’s conference call that we had made some important hires in the Dallas market as (Scott) just mentioned. And the Real Estate Lending Team is off to a great start. They just completed their first quarter with Amegy and already have approximately $70 million in new construction loan – in new construction loan commitments closed.

And, as (Scott) mentioned, the Energy Lending Team that joined us in this quarter already have several new loan commitments approved and we’re excited to have them join our Dallas Commercial Lending Group.

On the whole, we’re looking for a stronger second half of the year in terms of fundings as a pipeline of approved transactions is looking good.

On deposit growth average deposit growth is 3.5% on a linked quarter basis, or 14% annualized. As we discussed in last quarter’s call we initiated a deposit growth campaign last quarter and are beginning to see the positive effects this quarter. Demand deposits were 31% total, down slightly from the prior quarter of 32% but well within our normal pattern.

In terms of the composition of deposits, we saw a slight shift from money market accounts to time during the quarter reflecting pricing trends and customer preferences in our market.

The growth in average time deposits is primarily the result of large customer related commercial deposits that came to the bank late in the first quarter and were with us most of the second quarter.

The securities portfolio was up slightly during the quarter. The composition of the portfolio did not change significantly. As of June 30, the statistics are Treasury and Agencies, 23%; Mortgage Backs, 64%; Municipal Portfolio, 13%. At June 30, the taxable equivalent yield was 4.42%.

The duration of the taxable portion of the portfolio is 2.3 years and is 7.7 years on the tax-exempt portion. There’s an unrealized loss on the portfolio at June 30 of $8.7 million.

Our Lending Groups are forecasting improved funding rates for the second half of the year, so it’s our expectation that we’ll be using the cash flow from the securities portfolio to fund that loan growth going forward.

Asset quality continued to be favorable for us. Net charge-offs are 14 basis points. Non-performing assets declined by approximately $1.2 million to $21 million, or 44 basis points and the reserve for credit losses was 1.06% and covered non-performing assets by 348%.

The provision for the quarter was $1.5 million and is in keeping with the methodology of the allowance for loan loss reserve model.

So, on the whole, another solid performance for us on the credit quality front. In summary, the second quarter was a very significant – it was very significant in the history of our company. And all during this time we continue to focus on the core fundamentals of executing our growth strategy. The reaction of our customers and our community to the upcoming merger with Zions Banccorporation has been very positive and reassuring. And we remain optimistic about our future as part of the Zions organization.

(Marianne), this concludes my remarks and we can now open the call to questions.

Operator:	Thank you. At this time I would like to remind everyone if you would like to ask a question press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from (Christopher Towena) of Morgan Stanley.

(Christopher Towena):	Hi, good morning.

Randy Meyer:	Good morning, (Christopher).

(Christopher Towena):	What – I was wondering if you could give us some color – a little more color on the deposit balances in that they did seem to be to be flat pretty much sequentially on an average balance basis and, I guess, the color was, you know, what were the balances of your deposits over $100,000 and those jumbo customer deposits that you said were stuck around for most of the quarter?

Paul Murphy:	(Chris), first – this is Paul. On a linked quarter basis our deposits grew from $5 billion 458 to $5 billion 647. They’re up $189 million on a linked quarter basis, so we’re looking at that as a pretty good quarter compared to a year ago, we’re up to $950 – we’re up $955 million, which is a 20% increase.

So this quarter did include, as (Randy) mentioned, one customer that had some larger deposits but that’s out now and so it influenced the averages but not the period end and it’s just not unusual for someone to – for that sort of thing to happen.

But, all in, I think we feel like it was a better deposit quarter. Still see deposit growth as a key challenge and still have a number of initiatives underway to help provide good growth long term.

Scott McLean:	(Chris), this is Scott McLean. We, you know, because of our pressured management capability, we do have a real nice corporate client base and those larger customers; their ability to place deposits with us changes over time. And all deposit growth is with clients, though. And it’s not other funding sources, it is with clients. And of the $955 million that Paul referenced, about $500 million of that would be related to the Klein Banc merger that we did. So the organic growth there is around $400 million year over year.

(Christopher Towena):	Okay. I’m still a little confused because it does look like non-interest bearing demand deposits were flat if I look at your average balance sheet sequentially.

Paul Murphy:	Correct, but…

(Christopher Towena):	And money market and savings, you know, were down about $50 million and you had large increases in time deposits. And it seems like, you know, you have this large, you know, large customer that gave you deposits sort of early in the quarter and he’s probably, you know, accounted for some of that growth.

Paul Murphy:	Right. I think part of what you’re seeing is a migration towards – now that interest rates have begun to move up - towards more interest bearing accounts; sort of people who previously left money in checking accounts are now investing over night and moving into some of the money market products that we have.

We also have a new special money market product that’s an attractive rate that has brought in or has, we migrated about $70 million in deposits there; all were – all local deposits, also.

(Christopher Towena):	So you’ve migrated from EDA to money market or from – you were migrating from money market to CDs, which is why CDs was up?

Scott McLean:	Well, there was certainly some internal movement. But there was also new money coming into the bank, as well, with new accounts. More of that than movement from internal sources.

(Christopher Towena):	Okay. Thanks, I’ll follow up off-line.

Sarah Peterson:	Operator, are there other questions?

Operator:	Again, if you would like to ask a question press star, then the number one on your telephone keypad. Your next question comes from (Dave Bishop) of Legg Mason.

(Dave Bishop):	Good morning, gentlemen. Could you walk me through the breakdown on this – the breakdown in terms of the loan growth, where it was emanated from? I think you were breaking it down by commercial real estate, corporate community?

Scott McLean:	Sure. I believe there’s – for the first six months of the year about 50% of that growth is related to our community banking activities, which I described as retail loans, private bank lending activity, small business, middle market commercial. And about 30% would be our traditional real estate lending business and 20% in the corporate category.

(Dave Bishop):	20% corporate. And the –

Scott McLean:	And that’s pretty similar to the numbers we had on the first quarter. The - that I commented on first quarter. Although our community banking activities are continuing - actually a little larger now through six months and through the first period. And this comparison last year where last year the - it was basically 40% community banking, 40% corporate, 20% real estate. So we’re seeing nice pickup on the community banking side and on the real estate side.

(Dave Bishop):	Is that - in terms of pricing is that helping the loan yield - the margin at all?

Scott McLean:	You know, there’s so many moving pieces in the margin it’s hard to say. But the - probably the shorter answer to your question is the community banking pricing and margins and the real estate margins are better than our corporate banking margins generally speaking.

(Dave Bishop):	Okay thank you.

Operator:	Your next question comes from (Edward Wu) of Reservoir Capital.

(Edward Wu):	Hi. Good morning gentlemen.

Paul Murphy:	Good morning.

Scott McLean:	Good morning (Edward).

(Edward Wu):	Just to clarify a question — I think it was (Paul) who had talked a little bit briefly about the potential competing bidder (enduring) the process relative to (Zion’s) and that there had been, you know, management agreements that were negotiated with both parties. I just wanted to clarify, did - were they agreements with both parties for continuing an employment or severance agreements?

Paul Murphy:	Continued employment.

(Edward Wu):	With regards to the - both parties?

Paul Murphy:	Correct.

(Edward Wu):	Okay. Thank you.

Paul Murphy:	Thank you.

Operator:	Your next question comes from (John Else) of Endeavor Capital.

(John Else):	Hi. Respective funding — it appears that you guys moved out of (repo) and into the (time). And with the (Repo) rates going up that’s a pretty smart move. Would you consider doing that next quarter as well? Is that kind of (the) way to think about it?

Paul Murphy:	(John) I guess I wish I could tell you that it was our decision on that. I mean a lot of this is our customers’ decisions as where they choose to invest. We of course offer a number of different products. And I would not read too much into that on a (link) quarter basis as it will be a trend that we sustain. It’s really kind of somewhat circumstantial as to where the investment clients choose to allocate their fund.

(John Else):	Okay.

Randy Meyer:	Our goal though really was to move from sort of wholesale funding (other) borrowed funds into deposits.

Paul Murphy:	Yes (trying)…

(John Else):	Right.

Randy Meyer:	Trying to drive deposits. You know, organic deposit growth.

Man:	(Unintelligible).

Paul Murphy:	Well and extend the maturity on the liability portfolio from daily to (unintelligible) term…

(John Else):	Right.

Paul Murphy:	…portion.

(John Else):	Smart.

Paul Murphy:	Yes.

(John Else):	Can you give any sense as to what rates you’re getting on the marginal CDs and/or, you know, latest rates you’re paying or - yes?

Paul Murphy:	Well I mean the easiest thing to say would be simply they’re market rate. They’re…

(John Else):	Okay.

Paul Murphy:	There’s nothing unusual about the rates.

(John Else):	(Got it). Okay thank you.

Operator:	Again if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Paul Murphy:	(Marianne) if there are no additional questions we’ll wrap up the call now.

Operator:	At this time there are no further questions. Please proceed with your closing remarks.

Paul Murphy:	Well thank you for your participation. Since this will be one of our last calls with you I’d like to take a moment and thank everyone who’s covered Amegy and tell you how much I appreciate the attention to detail and the understanding of our story that you’ve all demonstrated. Look forward to working with you in the future.

Our next and last earnings call will be on October 25 at 10:30 a.m. Central Time. We stand adjourned.

Operator:	Thank you. This concludes today’s Amegy Bank of Texas Second Quarter Conference call. You may now disconnect.

END

Additional Information and Where to Find it

Zions Bancorporation will file a Form S-4, Amegy Bancorporation, Inc. will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of

Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.